Exhibit 99.1

Record Quarterly Sales Intake for AITX’s Subsidiary Robotic Assistance Devices

343% Increase in Number of Units Sold Paints a Positive Picture for AITX

Detroit, Michigan, September 6, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that Q2 of FY 2024 saw a record number of devices ordered.

For the quarter ended August 31, 2023, RAD booked 155 devices on order, a 343% increase over the number of devices ordered in Q1 of FY2024. The Company’s FY 2024 will end February 29, 2024.

“All engines are firing, and this RAD rocket has entered a new orbit,” said Steve Reinharz, CEO of AITX and RAD. “I am so pleased to be able to share these incredible results with our investor community. The product mix sold and sales channel mix that are ideal. Now let’s add some more fuel and keep this going.”

Sales intake statistics of interest during the quarter include:

●	90% of all units ordered were a version of RAD’s award-winning ROSA™

○	59 ROSA standalone units
○	51 RIO™ 360 units
RIO 360 is a dual-ROSA configured solar powered security tower
○	30 RIO 180 units
RIO 180 is also a solar powered security tower configured with a single ROSA

●	RAD’s AVA™ (14 units ordered), and SCOT™ (1 unit ordered) made up the difference
●	59% of all orders were facilitated by RAD’s dealer channel

Reinharz added, “The RMR that we expect to soon realize on these 155 units is more than $170,000 per month. That number, plus the RMR that we are already generating from the hundreds of units in the field could, if sustainable, could put us on a run-rate towards $10 million to $12 million in annual revenue.”

Recurring Monthly Revenue (RMR) is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

“RIO has proven to be a towering success,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. Dealer and corporate end-user demand has exceeded our once-ambitious forecasts, and the more RIOs that get deployed, the greater the likelihood of expansion orders.”

As stated, sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published four Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price. Further, the sales unit take results should not be interpreted in any way whatsoever as reflecting actual revenues or otherwise predictive of the Company’s revenues.

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Steve Reinharz

949-636-7060

@SteveReinharz